Exhibit 23-1

N. Blumenfrucht CPA PC
1040 East 22nd Street
Brooklyn, NY 11210
Tel:  718-692-2743

January 10, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We are the former independent auditors for EconoShare, Inc. (the “Company”). We have read the Company’s current report on Form 8-K/A dated January 10, 2008, and are in agreement with the disclosure in Item 4.01, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/ N. Blumenfrucht, CPA PC

N. BLUMENFRUCHT, CPA PC